CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - November 2006
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,850,514.099 units) at October 31, 2006       $ 5,337,074,164
Additions of 3,427.577 units on November 30, 2006                     9,952,985
Redemptions of (22,623.833) units on November 30, 2006              (65,694,833)
Offering Costs                                                         (495,822)
Net Income (Loss) - November 2006                                    36,922,998
                                                                ---------------

Net Asset Value (1,831,317.843 units) at November 30, 2006      $ 5,317,759,492
                                                                ===============

Net Asset Value per Unit at November 30, 2006                   $      2,903.79
                                                                ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                       $(29,047,011)
    Change in unrealized                                              4,820,417
  Gains (losses) on forward and options on forward contracts:
    Realized                                                            389,908
    Change in unrealized                                             71,698,668
  Interest income                                                    21,689,159
                                                                   ------------

                                                                     69,551,141
                                                                   ------------

Expenses:
  Brokerage fee                                                      32,444,798
  Performance fee                                                             0
  Operating expenses                                                    183,345
                                                                   ------------

                                                                     32,628,143
                                                                   ------------

Net Income (Loss) - November 2006                                  $ 36,922,998
                                                                   ============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on November 30, 2006                     $   2,903.79

Net Asset Value per Unit on October 31, 2006                      $   2,884.10

Unit Value Monthly Gain (Loss) %                                          0.68 %

Fund 2006 calendar YTD Gain (Loss) %                                     (3.45)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Financial Officer
                                       Campbell & Company, Inc.
                                       General Partner
                                       Campbell Strategic Allocation Fund, L.P.

                                       Prepared without audit

Dear Investor,

Strong currency gains offset by other losses...

Strong performance was recorded in the currency sector, primarily from an increase in the Euro against the Swiss Franc and other Euro crosses. We also benefited from a significant dollar sell-off as weakening economic data and seasonal year-end risk shifting took hold. The energy sector also contributed to gains as the complex staged a two week rally into the month-end amid refinery problems and hints of additional OPEC production cuts.

Losses occurred in fixed income trading as bond prices rallied mid-month on soft retail sales, housing starts and inflation data.

Stock Index trading finished relatively flat despite the US market's higher close.

On a personal note, I am pleased to report that my radiation and chemotherapy treatments have now finished, and I look forward to getting back on deck full-time again in the New Year. In the meantime, I wish you and your families the happiest of Holidays.


Sincerely,

Bruce Cleland
President & CEO
Campbell & Company, Inc.
General Partner